EXHIBIT 10.5

OTG SOFTWARE, INC.

Employment Agreement

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between OTG Software, Inc., a Delaware corporation (the “Company”), and F. William Caple (the “Executive”) is made as of January 1, 2002 (the “Effective Date”).

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

     1.     Key Definitions.

     As used herein, the following terms shall have the following respective meanings:

             1.1       “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below of this Section 1.1 (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

                         (a)       the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (y) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or (z) any acquisition by Richard A. Kay, any member of Mr. Kay’s family, or any trust controlled by Richard A. Kay or any member of Mr. Kay’s family, of any shares of the Company’s common stock; or

                         (b)       such time as the Continuing Directors (as defined below) do not constitute a majority of the board of directors of the Company (the “Board”) (or, if applicable, the board of directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

                         (c)       the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

             1.2      “Change in Control Date” means the first date during the Employment Period (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the Change in Control Date shall mean the date immediately prior to the date of such termination of employment.

             1.3      “Cause” means:

                         (a)       the Executive’s willful and actual breach of the restrictions, obligations, or duties which he is required to satisfy or perform under this Agreement; or

                         (b)       the Executive’s engaging in any of the acts specified in Exhibit A hereto.

             1.4      “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 8.1) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).

                         (a)       the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities as Executive Vice President in effect immediately prior to the Effective Date, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities as Executive Vice President;

                         (b)       a material reduction, without the Executive’s written consent, in the Executive’s Target Compensation (as defined below) as in effect on the Effective Date or as the same was or may be increased thereafter from time to time; for the purposes hereof, the Executive’s “Target Compensation” shall mean the sum of the Executive’s Base Salary (as defined below) and the Executive’s Target Bonus (as defined below);

                         (c)       the failure by the Company to continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Effective Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program;

                         (d)       a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive’s principal residence immediately prior to the Effective Date and (ii) more than 50 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Effective Date;

                         (e)       the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 13.1; or

                         (f)       any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under this Agreement or any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.

     The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

     2.     Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of the Effective Date and continuing in effect through December 31, 2002 (such period, as it may be extended, the “Employment Period”); provided, however that, unless sooner terminated in accordance with the provisions of Section 7, commencing on January 1, 2003 and each January 1 thereafter, the Employment Period shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Employment Period (or any extension thereof), the Company or the Executive shall have given the other party written notice that the Employment Period will not be extended.

     3.     Title; Capacity. The Executive shall serve as Executive Vice President or in such other reasonably comparable position as the Board may determine from time to time. The Executive shall be based at the Company’s headquarters in Rockville, Maryland. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board or such officer of the Company as may be designated by the Board. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Executive. The Executive agrees to devote, during ordinary and customary business hours, his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

     4.     Compensation and Benefits.

             4.1      Salary. The Company shall pay the Executive in accordance with the Company’s customary payroll practices, an annual base salary of $250,000 for the period commencing on the Effective Date and ending on December 31, 2002 (the “Base Salary”). Such Base Salary shall be subject to adjustment thereafter as determined by the Board.

             4.2      Bonus. Subject to the provisions of Exhibit B attached hereto, the Company shall pay the Executive, on or about each December 31 during the Employment Period and in no event later than five days after the completion of the Company’s audit for such year, an annual performance bonus (the “Bonus”).

             4.3      Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

             4.4      Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

             4.5      Withholding. All salary, bonus and other compensation payable to the Executive shall be paid net of any applicable withholding taxes required under federal, state or local law.

     5.     Change in Control. Except as expressly provided to the contrary in an option agreement between the Company and the Executive, if the Change in Control Date occurs during the Employment Period, then, effective upon the Change in Control Date, one-half of the number of shares subject to each outstanding option to purchase shares of Common Stock of the Company held by the Executive which were not already vested shall be exercisable upon the occurrence of such Change in Control and, the remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such option, with one-half of the number of shares that would otherwise have first become vested becoming so vested on each subsequent vesting date in accordance with the original schedule.

     6.     Survival. Notwithstanding anything else herein to the contrary, the provisions of Sections 10 and 11 shall survive the termination of this Agreement.

     7.     Termination of Employment. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

             7.1      Expiration of the Employment Period;

             7.2      At the election of the Company, for Cause, upon the Date of Termination (as defined below) set forth in the Notice of Termination (as defined below); provided, however, that in the Board’s reasonable judgment, the Company may grant the Executive a period of thirty (30) days to cure any act or omission that constitutes Cause under Section 1.3 hereof; such thirty (30) days cure period, if any, shall begin by setting forth such a thirty (30) cure period in the Notice of Termination; such

             7.3      Upon the death of the Executive;

             7.4      At the election of the Executive for Good Reason, upon the Date of Termination set forth in the Notice of Termination; or

             7.5      At the election of either party, upon the Date of Termination set forth in the Notice of Termination.

     8.     Notice of Termination of Employment.

             8.1      Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 14. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date shall be 60 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of Section 8 regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

             8.2      The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

             8.3      Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.

     9.     Effects of Termination.

             9.1      Stock Acceleration. Except as expressly provided in an option agreement between the Company and the Executive, if (i) the Change in Control Date occurs during the Employment Period, and (ii) within 12 months following the Change in Control Date, the Executive’s employment with the Company is terminated by the Company (other than for Cause) or by the Executive for Good Reason, then, effective upon the Date of Termination, each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company.

             9.2      Compensation.

                         (a)       Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause) or by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:

                                     (i)       the Company shall pay to the Executive in a lump sum in cash on or prior to the next regular pay-day after the Date of Termination the aggregate of the following amounts: the sum of (A) the Executive’s then-current Base Salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”);

                                     (ii)       in exchange for a severance agreement and release substantially in the form attached hereto as Exhibit C, for 12 months after the Date of Termination, the Company shall pay the Executive, the Executive’s then-current annual Base Salary bi-weekly;

                                     (iii)      in exchange for a severance agreement and release substantially in the form attached hereto as Exhibit C, for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Effective Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer, then the Company shall no longer be required to provide such benefits to the Executive and his family;

                                     (iv)       to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits described in this clause (iv) shall be hereinafter referred to as the “Other Benefits”); and

                                     (v)       for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

                         (b)       Resignation without Good Reason. If the Executive voluntarily terminates his employment with the Company, excluding a termination for Good Reason, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on or prior to the next regular pay-day after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

                         (c)       Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause, then the Company shall (i) on or prior to the next regular pay-day after the Date of Termination pay the Executive (or his estate, if applicable), in a lump sum in cash, the Accrued Obligations, to the extent not previously paid, and (ii) timely pay or provide to the Executive the Other Benefits. Any termination for Cause must be made by the Board of Directors of the Company.

             9.3      Taxes.

                         (a)       In the event that the Company undergoes a “Change in Ownership or Control” (as defined below, and different from the defined Term “Change in Control”), the Company shall, within 30 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to such Change in Ownership or Control, determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the “Excise Tax”) payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined below) due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. The amount and characterization of any item in the Executive Response shall be final; provided, however, that in the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. Within 90 days after the due date of each Contingent Compensation Payment to the Executive, the Company shall pay to the Executive, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this Section 9.3(a).

                         (b)       For purposes of this Section 9.3, the following terms shall have the following respective meanings:

                                     (i)       “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

                                     (ii)       “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

                                     (iii)      “Gross-Up Payment” shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

                         (f)       The provisions of this Section 9.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

     10.     Non-Competition and Non-Solicitation.

               10.1     Restricted Activities. While the Executive is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason with respect to paragraph (a) below, and for a period of two (2) years after the termination or cessation of such employment for any reason with respect to paragraph (b) below, the Executive will not, directly or indirectly, in the geographical areas that the Company or any of its subsidiaries does business or has done business at the time of the Executive’s departure:

                         a.     Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that is substantially similar to any product or service developed, manufactured, marketed, sold or provided, or planned to be developed, manufactured, marketed, sold or provided, by the Company or any of its subsidiaries while the Executive was employed by the Company; or

                         b.     Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment or permit any organization directly or indirectly controlled by the Executive to solicit for employment any person who was employed by the Company at any time during the term of the Executive’s employment with the Company; provided, that this clause (ii) shall not apply to any individual whose employment with the Company has been terminated for a period of six months or longer.

             10.2     Interpretation. If any restriction set forth in Section 10.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

             10.3     Equitable Remedies. The restrictions contained in this Section 10 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 10 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 10 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

     11.     Proprietary Information and Developments.

               11.1      Proprietary Information.

                           a.     The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

                           b.     The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

                           c.     The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

             11.2       Developments.

                           a.     The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

                           b.     The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. The Executive also hereby waives all claims to moral rights in any Developments. However, this paragraph (b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

                           c.     The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

             11.3       United States Government Obligations. The Executive acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all appropriate action necessary to discharge the obligations of the Company under such agreements.

             11.4       Equitable Remedies. The restrictions contained in this Section 11 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 11 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 11 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

     12.     Other Agreements. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Exhibit D attached hereto.

     13.     Successors.

             13.1       Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

             13.2       Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

     14.     Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 2600 Tower Oaks Boulevard, Rockville, MD 20852, and to the Executive at 3808 Milestone Road, The Plains, Virginia 20198 (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

     15.    Miscellaneous.

             15.1       Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

             15.2       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

             15.3       Injunctive Relief. The Company and the Executive agree that any breach of Sections 5 and 9 this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

             15.4       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Maryland, without regard to conflicts of law principles.

             15.5       Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

             15.6       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

             15.7       Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including, without limitation, that certain Employment Agreement, dated January 1, 1998, as amended to date between the Executive and the Company (the “Prior Employment Agreement”); provided however, that notwithstanding anything herein to the contrary, this Agreement does not supersede the Incentive Stock Option Agreement between the Executive and the Company, dated January 1, 1999 and the Incentive Stock Option Agreement between the Executive and the Company dated May 31, 2001 (collectively, the “Option Agreement”). Subject to the foregoing, any prior agreement of the parties hereto in respect of the subject matter contained herein, including the Prior Employment Agreement, but excluding the Option Agreement, is hereby terminated and cancelled in all respects.

             15.8       Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

OTG SOFTWARE, INC.

By:_________________________

Name:_______________________

Title:________________________

EXECUTIVE

____________________________

F. William Caple

EXHIBIT A

1.	Misappropriation of Company funds.
2.	Embezzlement of Company funds.
3.	Soliciting a Company customer’s business for personal or competitive gain.
4.	Use or sale of illegal drugs in the work place.
5.	Physical/mental/sexual abuse of any employee of the Company.
6.	Criminal activity in the work place.
7.	Theft or destruction of Company property.
8.	Flagrant violation of Company policy/procedure.
9.	Providing professional services to a competitor while in the employ of the Company without the Company’s knowledge and prior express written consent.
10.	Use of Company information for material personal gain.
11.	Breach of any covenant or obligation contained in Section 11 of the Agreement.

EXHIBIT B

     In January of each year during the Employment Period, the Compensation Committee of the Board will set a target annual performance bonus (the “Target Bonus”) for the Executive. The Executive’s Target Bonus for the year 2002 is $80,000. The Executive shall be eligible to receive some or all of this Target Bonus based upon his achievement of the Performance Goals as described below. Determining whether the Executive has earned the Target Bonus shall be based on the following three equally weighted components: (i) achieving the Company’s budgeted revenue target for the year, (ii) achieving the Company’s budgeted earnings per share target for the year, and (iii) achieving specified management objectives for the year (each a “Performance Goal” and collectively the “Performance Goals”). Each Performance Goal will correspond to, and govern the payment of, one third (1/3) of the Executive’s Target Bonus (the “Performance Goal Target Bonus”) and will be measured as described below.

     If the Executive does not achieve at least 91% of a Performance Goal, then the Executive will not earn any portion of the related Performance Goal Target Bonus for that year. If the Executive achieves 110% of a Performance Goal, the Company shall pay the Executive 200% of the related Performance Goal Target Bonus for that year, provided that in no event and notwithstanding anything to the contrary shall the Company be obligated to pay the Executive in the aggregate a bonus equal to more than 200% of his Target Bonus for any given year. If the Executive achieves 91% or greater of a Performance Goal, but less than 110% of a Performance Goal for any given year, the Company shall pay his related Performance Goal Target Bonus as set forth below:

Percentage of related Performance
Percentage of Performance Goal Achieved	Goal Target Bonus to be Paid

91%	10%
92%	20%
93%	30%
94%	40%
95%	50%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%
101%	101%
102%	104%
103%	109%
104%	116%
105%	125%
106%	136%
107%	149%
108%	164%
109%	181%

EXHIBIT C

SEVERANCE AGREEMENT AND GENERAL RELEASE

[Date]

F. William Caple
_________________
_________________

Dear Bill:

     In connection with the termination of your employment with OTG Software, Inc. (the “Company”) on [TERMINATION DATE] , you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter agreement as Attachment A if you sign and return this letter agreement to Richard A. Kay in the enclosed envelope by [RETURN DATE (21 days after Termination Date)] . By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with your attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

     If you choose not to sign and return this letter agreement by [RETURN DATE] , you shall not receive any severance benefits from the Company. You will, however, receive payment on your next regular payday for any wages and unused vacation time accrued through the termination date. Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. However, if you sign this letter agreement and elect “COBRA,” 29 U.S.C. §1161 et seq., the Company will pay for 12 months of COBRA continuation coverage. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. Except as provided on Attachment A hereto, all other benefits will cease upon your Termination Date. All unvested stock rights will be cancelled on the termination date.

     If, after reviewing this letter agreement with your attorney, you find the terms and conditions are satisfactory to you, you should sign and return this letter agreement to _______________ in the enclosed envelope by [RETURN DATE] .

     The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.	Termination Date - Your effective date of termination from the Company is _______________ (the “termination date”).

2.	Description of Severance Benefits - The severance benefits paid to you if you timely sign and return this letter agreement and do not revoke it within the seven (7) day revocation period are described in the “Description of Severance Benefits” attached as Attachment A (the “severance benefits”).

3.	Release - In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Employment Practices Act, Md. Ann. Code art. 49B, § 1 et seq., the Maryland Anti-Discrimination Act (96 DLR A-2, 5/17/01), the Handicapped Anti-Discrimination Regulations, Code of Maryland Regulations (COMAR), 14.03.02.01 et seq., and the Equal Pay Law, Md. Ann. Code, Subtitle 3, § 301 et seq., all as amended, all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., all as amended, all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

4.	Non-Disclosure and Non-Competition and Non-Solicitation- You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company that you acquired during the course of your employment with the Company, as stated more fully in the Employment Agreement, dated January , 2002, between you and the Company (the “Employment Agreement”), which obligation remains in full force and effect. You further acknowledge and reaffirm your obligations under the Employment Agreement’s non-competition and non-solicitation provisions, which obligations also remain in full force and effect.

5.	Return of Company Property - You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those which you developed or helped develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.	Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all relocation costs and business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you other than as provided herein.

7.	Non-Disparagement - You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

8.	Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.	Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.	Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11.	Confidentiality - You understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

12.	Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13.	Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and that the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

14.	Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15.	Applicable Law - This letter agreement shall be interpreted and construed by the laws of the State of Maryland, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of Maryland, or if appropriate, a federal court located in Maryland (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

16.	Entire Agreement - This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

     If you have any questions about the matters covered in this letter agreement, please call ______________.

Very truly yours,

OTG Software, Inc.

By:	_____________________________
Name:
Title:

     I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

_________________________________	Date _______________________________
F. William Caple

To be returned in the enclosed envelope by [Date, 21 days out]

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

     In exchange for your execution of this letter agreement, including, but not limited to your release of claims in paragraph 3, you will receive the following:

     [To mirror the severance provisions of the Employment Agreement, dated January __, 2002, between you and the Company.]

EXHIBIT D

None